FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT Bancorp Inc. Announces Quarterly Earnings of $14.5 Million; Declares Cash Dividend

NORWICH, NY (October 23, 2006) - NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income for the quarter ended September 30, 2006 was $14.5 million, up 7.5% or $1.0 million from net income of $13.5 million reported for the same period in 2005. Net income per diluted share for the three months ended September 30, 2006 was $0.43 per share, compared with $0.41 per share for the same period in 2005. Return on average assets and return on average equity were 1.15% and 14.89%, respectively, for the quarter ended September 30, 2006, compared with 1.23% and 16.06% respectively, for the same period in 2005. The increase in net income for the quarter ended September 30, 2006, was primarily the result of a $1.0 million increase in net interest income and a $2.2 million increase in noninterest income. In addition, the Company experienced a decrease in the provision for loan and lease losses of $0.3 million for the quarter ended September 30, 2006, compared with the same period in 2005. The aforementioned increases in income and reduction of the provision for loan and lease losses were partially offset by a $1.3 million increase in noninterest expense. Results for the three months ended September 30, 2006, include $0.4 million in pre-tax salaries and benefits expense related to stock options resulting from the adoption on January 1, 2006, of Statement of Financial Accounting Standard No. 123 (revised 2004) (FAS 123R) “Share-Based Payment,” which requires companies to measure and recognize compensation expense for all share-based payments. The adoption of FAS 123R lowered diluted earnings per share by $0.01 for the three months ended September 30, 2006.

Net income for the nine months ended September 30, 2006, was $42.3 million, up 7.2% or $2.9 million from net income of $39.4 million reported for the same period in 2005. Net income per diluted share for the nine month period ended September 30, 2006 was $1.24 per share, compared with $1.20 per share for the same period in 2005. Return on average assets and return on average equity were 1.16% and 14.93%, respectively, for the nine months ended September 30, 2006, compared with 1.23% and 16.03%, respectively, for the same period in 2005. The increase in net income for the nine months ended September 30, 2006 was primarily the result of a $4.3 million increase in net interest income and a $4.2 million increase in noninterest income. In addition, the Company experienced a decrease in the provision for loan and lease losses of $1.0 million for the nine months ended September 30, 2006, compared with the same period in 2005. The aforementioned increases in income were partially offset by a $5.9 million increase in noninterest expense. Results for the nine months ended September 30, 2006, include $1.4 million in pre-tax salaries and benefits expense related to stock options resulting from the adoption of FAS 123R on January 1, 2006. This lowered diluted earnings per share by $0.03 for the nine months ended September 30, 2006.

The comparability of financial information is affected by the acquisition of CNB Bancorp, Inc. (“CNB”). Operating results include the operations of CNB from the date of acquisition, which was February 10, 2006.

NBT President and CEO Martin A. Dietrich said, “Despite the continuing flat/inverted yield curve environment in our industry, we were able to sustain our growth and eclipse $5 billion in total assets during the quarter. While net interest margins continue to tighten, we were able to post improved earnings due to our noninterest income and the growth of our earning assets. We overcame the effects of the historic June flooding with minimal financial impact and minimal business interruption due to the focus and commitment of our people.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at September 30, 2006 were $14.5 million or 0.43% of total loans and leases compared with $13.3 million or 0.44% of total loans and leases at September 30, 2005 and $14.3 million or 0.47% of total loans and leases at December 31, 2005. Annualized net charge-offs to average loans and leases for the nine months ended September 30, 2006, were 0.21%, compared with the 0.19% annualized ratio for the nine months ended September 30, 2005, and the ratio for the year ended December 31, 2005 of 0.23%. The Company’s allowance for loan and lease losses was 1.50% of loans and leases at September 30, 2006, compared with 1.58% at September 30, 2005, and 1.57% at December 31, 2005. The ratio of the allowance for loan and lease losses to nonperforming loans was 350.49% at September 30, 2006 compared with 356.85% at September 30, 2005, and 331.92% at December 31, 2005.

For the quarter and nine months ended September 30, 2006, the provision for loan and lease losses totaled $2.5 million and $5.9 million, respectively, compared with the $2.8 million and $6.9 million for the same periods in 2005. The provision for loan and lease losses has increased on a linked quarter basis due to a slight deterioration in asset quality.

Net Interest Income

Net interest income was up 2.4% to $40.9 million for the quarter ended September 30, 2006, compared with $40.0 million for the same period a year ago. Despite a decrease in the Company’s net interest margin, which was 3.60% for the quarter ended September 30, 2006, down from 3.99% for the same period in 2005, the increase in net interest income was attributable to 15% growth in average earning assets. The growth in average earning assets was due primarily to the acquisition of CNB. The Company’s net interest margin was 3.73% for the nine months ended September 30, 2006, down from 4.04% for the same period in 2005. Despite this decrease, net interest income for the nine months ended September 30, 2006, increased 3.7%, to $122.4 million from $118.1 million in the same period for 2005, which was attributable to a 13% growth in average earning assets due primarily to the acquisition of CNB. The decline in the net interest margin is due largely to the effect from our borrowings, money market accounts and time deposits repricing in the higher interest rate environment. Earning assets, particularly those tied to a fixed rate, have not realized the benefit of the higher interest rate environment, since rates for earning assets with terms three years or longer have remained relatively flat during this period. The Company anticipates that margin pressure will persist into the next several quarters, given the flat/inverted yield curve. If the yield curve remains flat or inverted, we expect net income to be relatively flat in 2007.

Noninterest Income

Noninterest income for the quarter ended September 30, 2006, was $12.5 million, up $2.1 million or 20.9% from $10.4 million for the same period in 2005. Fees from service charges on deposit accounts and ATM and debit cards collectively increased $0.4 million from solid growth in demand deposit accounts and debit card base. Retirement plan administration fees for the three months ended September 30, 2006, increased $0.3 million, compared with the same period in 2005, as a result of our growing client base. Trust administration income increased $0.1 million for the quarter ended September 30, 2006, compared with the same period in 2005. This increase stems from the increased market value of accounts generating greater fees, an increase in customer accounts as a result of the acquisition of CNB and successful business development. Broker/dealer and insurance revenue for the three months ended September 30, 2006, increased $0.5 million in large part due to the growth in brokerage income from retail financial services as well as the addition of Hathaway Insurance Agency as part of the acquisition of CNB. Net securities gains for the three months ended September 30, 2006, were $7 thousand , compared to a $0.7 million loss in the 3rd quarter of 2005. This loss resulted from the sale of $25 million in securities available for sale. Excluding the effect of these securities transactions, noninterest income increased $1.4 million, or 12.8%, for the quarter ended September 30, 2006, compared with the same period in 2005.

Noninterest income for the nine months ended September 30, 2006, was $36.3 million, up $4.2 million or 13.0% from $32.1 million for the same period in 2005. Fees from service charges on deposit accounts and ATM and debit cards increased $1.4 million from solid growth in demand deposit accounts. Retirement plan administration fees for the nine months ended September 30, 2006, increased $0.9 million, compared with the same period in 2005, as our client base grew. Trust administration income increased $0.4 million for the nine months ended September 30, 2006, compared with the same period in 2005, stemming from the increased market value of accounts generating greater fees, an increase in customer accounts as a result of the acquisition of CNB and successful business development. For the nine months ended September 30, 2006, broker/dealer and insurance revenue increased by $0.2 million, compared with the same period in 2005. While the Company experienced growth in brokerage income from retail financial services and acquired Hathaway Insurance Agency during the period in 2006, these increases over 2005 were partially offset by the sale of M. Griffith, Inc. in the first quarter of 2005. Other noninterest income increased $1.2 million for the nine months ended September 30, 2006, compared with the same period in 2005, due primarily to increases in loan fees, mortgage banking income, and a gain on the sale of a branch during the period. Included in noninterest income for the nine months ended September 30, 2006, and September 30, 2005, were $0.9 million and $0.7 million in net losses, respectively, from investment securities sales. Excluding the effect of these securities transactions, noninterest income increased $4.4 million or 13.4% for the nine months ended September 30, 2006, compared with the same period in 2005.

Noninterest Expense and Income Tax Expense

Noninterest expense for the quarter ended September 30, 2006, was $29.9 million, up from $28.6 million for the same period in 2005. Office expenses such as supplies and postage, occupancy, equipment and data processing and communications charges increased by $0.9 million for the quarter ended September 30, 2006, compared with the same period in 2005. This 10.5% increase resulted primarily from the acquisition of CNB Bancorp on February 10, 2006. Professional fees and services increased $0.2 million for the quarter ended September 30, 2006, compared with the same period in 2005. This increase was due to several factors, including an increase in courier service expenses due to the acquisition of CNB, as well as other increasing transportation costs. In addition, item processing fees during the quarter ended September 30, 2006, increased over the same period in 2005 because the Company outsourced a portion of its item processing work as a result of flood-related damage to one of its processing centers. Amortization expense increased $0.3 million for the quarter ended September 30, 2006, over the same period in 2005. This increase was due primarily to the acquisition of CNB. Other operating expense for the quarter ended September 30, 2006, decreased $0.3 million compared with the same period in 2005, primarily due to flood-related insurance recoveries. Income tax expense for the quarter ended September 30, 2006, was $6.5 million, up from $5.4 million for the same period in 2005. The effective rate for the quarter ended September 30, 2006, was 30.9%, up from 28.7% for the same period in 2005. The increase in the effective tax rate during the third quarter of 2006 versus the same period in 2005 is due to the reversal in the quarter ended September 30, 2005, of a previously accrued $0.7 million liability that was determined to no longer be required.

Noninterest expense for the nine months ended September 30, 2006, was $92.1 million, up from $86.2 million for the same period in 2005. Salaries and employee benefits for the nine months ended September 30, 2006, increased $1.6 million over the same period in 2005, mainly from higher salaries from merit increases, the acquisition of CNB and stock-based compensation costs associated with the adoption of FAS 123R. Office expenses such as supplies and postage, occupancy, equipment and data processing and communications charges increased by $2.0 million for the nine months ended September 30, 2006, compared with the same period in 2005. This 7.9% increase resulted primarily from the overall growth of the Company as well as the acquisition of CNB Bancorp on February 10, 2006. Professional fees and services increased $0.8 million for the nine months ended September 30, 2006, compared with the same period in 2005. This increase was due to several factors, including an increase in courier service expenses due to the acquisition of CNB as well as increasing transportation costs. In addition, item processing fees during the nine months ended September 30, 2006, increased over the same period in 2005 because the Company outsourced a portion of its item processing work as a result of flood-related damage to one of its processing centers. In addition, legal fees incurred during the period increased over the same period in 2005 as the Company was reimbursed during the second quarter of 2005 for legal fees associated with prior litigation. Amortization expense increased $0.9 million for the nine months ended September 30, 2006, over the same period in 2005. This increase was due primarily to the acquisition of CNB. Other operating expense for the nine months ended September 30, 2006, increased $0.8 million compared with the same period in 2005, due to several factors including flood related expenses, Pennstar advertising campaign, fixed asset write-offs, increased contributions, and merger expenses incurred as a result of the acquisition of CNB. These expenses were partially offset by flood-related insurance recoveries. Income tax expense for the nine months ended September 30, 2006, was $18.4 million, up from $17.7 million for the same period in 2005. The effective rate for the nine months ended September 30, 2006, was 30.3%, down from 31.0% for the same period in 2005. The decrease in the effective tax rate for the nine months ended September 30, 2006, resulted primarily from an increase in interest income from tax-exempt sources.

Balance Sheet

Total assets were $5.1 billion at September 30, 2006, up $0.7 billion from $4.4 billion at September 30, 2005. Loans and leases increased $0.4 billion or 12% from $3.0 billion at September 30, 2005, to $3.4 billion at September 30, 2006, due in large part to the acquisition of CNB. In addition, loan growth was fueled by solid production from consumer and commercial loan products. Total deposits were $3.8 billion at September 30, 2006, up 18% from the same period at September 30, 2005, also due in large part to the acquisition of CNB. Stockholders’ equity was $399.5 million, representing total equity to total assets of 7.90% at September 30, 2006, compared with $332.2 million or a total equity to total asset ratio of 7.57% at September 30, 2005.

Stock Repurchase Program

Under previously disclosed stock repurchase plans, the Company purchased 27,500 shares of its common stock during the quarter ended September 30, 2006, for a total of $0.6 million at an average price of $22.15 per share. For the nine-month period ended September 30, 2006, the Company purchased 766,004 shares of its common stock for a total of $17.1 million at an average price of $22.34 per share. At September 30, 2006, there were 737,147 shares available for repurchase under previously announced plans.

Dividend Declared

The NBT Board of Directors declared a third-quarter cash dividend of $0.19 per share at a meeting held today. The dividend will be paid on December 15, 2006, to shareholders of record as of December 1, 2006.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $5.1 billion at September 30, 2006. The Company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies. NBT Bank, N.A. has 118 locations, including 80 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full service insurance agency. More information about NBT and its divisions can be found on the Internet at www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT's control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; (7) NBT may fail to realize projected cost savings, revenue enhancements and the accretive effect of the CNB acquisition on our earnings; and (8) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)

Three Months Ended September 30,
Net Income	$14,542	$13,526	$1,016	8%
Diluted Earnings Per Share	$0.43	$0.41	$0.02	5%
Weighted Average Diluted Common Shares Outstanding	34,196,917	32,729,000	1,467,917	4%
Return on Average Assets	1.15%	1.23%	-0.08%	-7%
Return on Average Equity	14.89%	16.06%	-1.17%	-7%
Net Interest Margin *	3.60%	3.99%	-0.39%	-10%

Nine Months Ended September 30,
Net Income	$42,299	$39,443	$2,856	7%
Diluted Earnings Per Share	$1.24	$1.20	$0.04	3%
Weighted Average Diluted Common Shares Outstanding	34,140,004	32,762,417	1,377,587	4%
Return on Average Assets	1.16%	1.23%	-0.07%	-6%
Return on Average Equity	14.93%	16.03%	-1.10%	-7%
Net Interest Margin *	3.73%	4.04%	-0.31%	-8%

Asset Quality	September 30,	December 31,	September 30,
	2006	2005	2005
Nonaccrual Loans	$12,403	$13,419	$12,412
90 Days Past Due and Still Accruing	$2,047	$878	$913
Total Nonperforming Loans	$14,450	$14,297	$13,325
Other Real Estate Owned (OREO)	$395	$265	$235
Total Nonperforming Assets	$14,845	$14,562	$13,560
Allowance for Loan and Lease Losses	$50,646	$47,455	$47,550
Year-to-Date (YTD) Net Charge-Offs	$5,130	$6,941	$4,250
Allowance for Loan and Lease Losses to Total Loans and Leases	1.50%	1.57%	1.58%
Total Nonperforming Loans to Total Loans and Leases	0.43%	0.47%	0.44%
Total Nonperforming Assets to Total Assets	0.29%	0.33%	0.31%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	350.49%	331.92%	356.85%
Annualized Net Charge-Offs to YTD Average Loans and Leases	0.21%	0.23%	0.19%

Capital
Equity to Assets	7.90%	7.54%	7.57%
Book Value Per Share	$11.73	$10.34	$10.25
Tangible Book Value Per Share	$8.33	$8.75	$8.66
Tier 1 Leverage Ratio	7.38%	7.16%	6.99%
Tier 1 Capital Ratio	10.15%	9.80%	9.56%
Total Risk-Based Capital Ratio	11.40%	11.05%	10.82%

Quarterly Common Stock Price	2006		2005		2004
Quarter End	High	Low	High	Low	High	Low
March 31	$23.90	$21.02	$25.66	$21.48	$23.00	$21.21
June 30	$23.24	$21.03	24.15	20.10	23.18	19.92
September 30	$24.57	$21.44	25.50	22.79	24.34	21.02
December 31			23.79	20.75	26.84	21.94

* Calculated on a Federal Taxable Equivalent (FTE) basis

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)
Balance Sheet as of September 30,
Loans and Leases	$3,369,732	$3,003,103	$366,629	12%
Earning Assets	$4,673,441	$4,085,590	$587,851	14%
Total Assets	$5,059,171	$4,385,621	$673,550	15%
Deposits	$3,787,863	$3,212,173	$575,690	18%
Stockholders’ Equity	$399,549	$332,168	$67,381	20%

Average Balances
Quarter Ended September 30,
Loans and Leases	$3,361,676	$3,002,017	$359,659	12%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,134,668	$944,062	$190,606	20%
Securities Held To Maturity	$126,654	$87,663	$38,991	44%
Regulatory Equity Investment	$40,070	$37,965	$2,105	6%
Short-Term Interest Bearing Accounts	$9,869	$8,357	$1,512	18%
Total Earning Assets	$4,672,937	$4,080,064	$592,873	15%
Total Assets	$5,029,197	$4,364,715	$664,482	15%
Interest Bearing Deposits	$3,154,865	$2,599,750	$555,115	21%
Non-Interest Bearing Deposits	$625,282	$572,450	$52,832	9%
Short-Term Borrowings	$313,099	$367,737	($54,638)	-15%
Long-Term Borrowings	$493,580	$438,087	$55,493	13%
Total Interest Bearing Liabilities	$3,961,544	$3,405,574	$555,970	16%
Stockholders’ Equity	$387,771	$334,426	$53,345	16%

Average Balances
Nine Months Ended September 30,
Loans and Leases	$3,271,095	$2,941,292	$329,803	11%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,107,417	$950,660	$156,757	16%
Securities Held To Maturity	$108,601	$86,959	$21,642	25%
Regulatory Equity Investment	$40,260	$37,044	$3,216	9%
Short-Term Interest Bearing Accounts	$8,327	$7,171	$1,156	16%
Total Earning Assets	$4,535,700	$4,023,126	$512,574	13%
Total Assets	$4,878,785	$4,303,581	$575,204	13%
Interest Bearing Deposits	$3,002,756	$2,620,446	$382,310	15%
Non-Interest Bearing Deposits	$610,265	$533,330	$76,935	14%
Short-Term Borrowings	$343,557	$339,344	$4,213	1%
Long-Term Borrowings	$489,710	$427,348	$62,362	15%
Total Interest Bearing Liabilities	$3,836,023	$3,387,138	$448,885	13%
Stockholders’ Equity	$379,740	$329,741	$49,999	15%

NBT Bancorp Inc. and Subsidiaries Consolidated Balance Sheets (unaudited)	September 30, 2006	December 31, 2005	September 30, 2005
(in thousands)

ASSETS
Cash and due from banks	$143,678	$134,501	$134,131
Short term interest bearing accounts	7,999	7,987	7,515
Securities available for sale, at fair value	1,111,473	954,474	942,770
Securities held to maturity (fair value of $134,775, $93,701 and $89,887 at September 30, 2006, December 31, 2005 and September 30, 2005, respectively)	134,608	93,709	89,660
Federal Reserve and Federal Home Loan Bank stock	39,488	40,259	36,842
Loans and leases	3,369,732	3,022,657	3,003,103
Less allowance for loan and lease losses	50,646	47,455	47,550
Net loans and leases	3,319,086	2,975,202	2,955,553
Premises and equipment, net	66,988	63,693	63,611
Goodwill	102,858	47,544	47,544
Intangible assets, net	12,873	3,808	3,950
Bank owned life insurance	41,344	33,648	33,306
Other assets	78,776	71,948	70,739
TOTAL ASSETS	$5,059,171	$4,426,773	$4,385,621

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$634,308	$593,422	$583,289
Savings, NOW, and money market	1,577,510	1,325,166	1,409,114
Time	1,576,045	1,241,608	1,219,770
Total deposits	3,787,863	3,160,196	3,212,173
Short-term borrowings	324,461	444,977	356,193
Long-term debt	417,753	414,330	419,353
Trust preferred debentures	75,422	23,875	18,720
Other liabilities	54,123	49,452	47,014
Total liabilities	4,659,622	4,092,830	4,053,453

Total stockholders' equity	399,549	333,943	332,168

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,059,171	$4,426,773	$4,385,621

NBT Bancorp Inc. and Subsidiaries	Three months ended September 30,		Nine months ended September 30,
Consolidated Statements of Income (unaudited)	2006	2005	2006	2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$59,329	$48,784	$169,247	$138,988
Securities available for sale	13,342	10,103	38,303	30,576
Securities held to maturity	1,293	860	3,321	2,494
Other	724	535	1,954	1,551
Total interest, fee and dividend income	74,688	60,282	212,825	173,609
Interest expense:
Deposits	24,052	12,842	62,146	35,580
Short-term borrowings	3,828	3,005	11,876	7,073
Long-term debt	4,603	4,176	12,972	12,016
Trust preferred debentures	1,285	308	3,423	851
Total interest expense	33,768	20,331	90,417	55,520
Net interest income	40,920	39,951	122,408	118,089
Provision for loan and lease losses	2,480	2,752	5,911	6,868
Net interest income after provision for loan and lease losses	38,440	37,199	116,497	111,221
Noninterest income:
Trust	1,425	1,292	4,242	3,795
Service charges on deposit accounts	4,460	4,314	13,172	12,554
ATM and debit card fees	1,888	1,631	5,322	4,575
Broker/dealer and insurance revenue	1,024	571	2,899	2,659
Net securities gains (losses)	7	(737)	(905)	(690)
Bank owned life insurance income	431	339	1,204	1,005
Retirement plan administration fees	1,450	1,195	4,112	3,214
Other	1,832	1,746	6,251	5,005
Total noninterest income	12,517	10,351	36,297	32,117
Noninterest expense:
Salaries and employee benefits	15,628	15,438	47,711	46,142
Office supplies and postage	1,275	1,135	3,912	3,406
Occupancy	3,044	2,425	8,779	7,763
Equipment	2,040	1,971	6,263	5,998
Professional fees and outside services	1,627	1,447	5,259	4,503
Data processing and communications	2,637	2,613	7,988	7,801
Amortization of intangible assets	471	142	1,260	402
Loan collection and other real estate owned	222	115	722	724
Other operating	2,974	3,293	10,190	9,417
Total noninterest expense	29,918	28,579	92,084	86,156
Income before income taxes	21,039	18,971	60,710	57,182
Income taxes	6,497	5,445	18,411	17,739
Net income	$14,542	$13,526	$42,299	$39,443
Earnings Per Share:
Basic	$0.43	$0.42	$1.25	$1.21
Diluted	$0.43	$0.41	$1.24	$1.20

NBT Bancorp Inc. and Subsidiaries Quarterly Consolidated Statements of Income (unaudited)	3Q 2006	2Q 2006	1Q 2006	4Q 2005	3Q 2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$59,329	$57,085	$52,833	$50,726	$48,784
Securities available for sale	13,342	13,084	11,877	10,544	10,103
Securities held to maturity	1,293	1,043	985	913	860
Other	724	619	611	575	535
Total interest, fee and dividend income	74,688	71,831	66,306	62,758	60,282
Interest expense:
Deposits	24,052	20,869	17,225	14,352	12,842
Short-term borrowings	3,828	4,111	3,937	3,911	3,005
Long-term debt	4,603	4,227	4,142	4,098	4,176
Trust preferred debentures	1,285	1,255	883	375	308
Total interest expense	33,768	30,462	26,187	22,736	20,331
Net interest income	40,920	41,369	40,119	40,022	39,951
Provision for loan and lease losses	2,480	1,703	1,728	2,596	2,752
Net interest income after provision for loan and lease losses	38,440	39,666	38,391	37,426	37,199
Noninterest income:
Trust	1,425	1,459	1,358	1,234	1,292
Service charges on deposit accounts	4,460	4,493	4,219	4,340	4,314
ATM and debit card fees	1,888	1,789	1,645	1,587	1,631
Broker/dealer and insurance fees	1,024	967	908	527	571
Net securities gains (losses)	7	22	(934)	(546)	(737)
Bank owned life insurance income	431	392	381	342	339
Retirement plan administration fees	1,450	1,431	1,231	1,212	1,195
Other	1,832	2,003	2,416	1,736	1,746
Total noninterest income	12,517	12,556	11,224	10,432	10,351
Noninterest expense:
Salaries and employee benefits	15,628	16,335	15,748	13,863	15,438
Office supplies and postage	1,275	1,456	1,181	1,222	1,135
Occupancy	3,044	2,747	2,988	2,689	2,425
Equipment	2,040	2,067	2,156	2,120	1,971
Professional fees and outside services	1,627	1,800	1,832	1,584	1,447
Data processing and communications	2,637	2,649	2,702	2,548	2,613
Amortization of intangible assets	471	466	323	142	142
Loan collection and other real estate owned	222	289	211	278	115
Other operating	2,974	3,885	3,331	4,703	3,293
Total noninterest expense	29,918	31,694	30,472	29,149	28,579
Income before income taxes	21,039	20,528	19,143	18,709	18,971
Income taxes	6,497	6,359	5,555	5,714	5,445
Net income	$14,542	$14,169	$13,588	$12,995	$13,526
Earnings per share:
Basic	$0.43	$0.41	$0.41	$0.40	$0.42
Diluted	$0.43	$0.41	$0.40	$0.40	$0.41